Exhibit 10.8

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 to CREDIT AGREEMENT, dated as of December 20, 2007, (this “Amendment”) among GREATBATCH LTD., a New York corporation (the “Borrower”); the LENDERS referred to in the Credit Agreement referred to below (collectively, the “Lenders”); and MANUFACTURERS AND TRADERS TRUST COMPANY (“M&T”), individually, as the Issuing Bank, a Lender, the Swing Lender and the Administrative Agent.  M&T, when acting in its capacity as administrative agent for the Lenders and the Issuing Bank, or any successor or assign that assumes that position pursuant to the terms of the Credit Agreement, is hereinafter referred to as the “Administrative Agent).

Background

A.           The Borrower, the Lenders and the Administrative Agent have entered into that certain Credit Agreement, dated as of May 22, 2007 (the “Existing Credit Agreement” and the same, as it may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), which provides for certain extensions of credit to the Borrower, subject to certain conditions.

B.           The Borrower has advised the Lenders that it would like (i) to acquire all of the outstanding equity of P Medical Holding SA, a societe anonyme organized and existing under the laws of Switzerland (“Precimed”) and all of Precimed’s U.S. and foreign subsidiaries for approximately 123,000,000 Swiss Francs (approximately equal to $105,000,000 as of the date of this Amendment) and (ii) purchase a line of business of DePuy France, a societe par actions simplifiee formed pursuant to the laws of France.

C.           The Borrower previously advised the Lenders that WGL Intermediate Holdings, Inc., the direct parent of Borrower (“Holdings”), wishes to merge with and into Greatbatch, Inc., its direct parent (“Parent”) and requested consent to do the same.  In connection therewith, the Lenders were asked to enter into a letter agreement, dated as of December 14, 2007, with the Borrower pursuant to which the Administrative Agent and the Lenders were to consent to the merger of Holdings with and into Parent and certain amendments to the Credit Agreement in connection with such merger (the “Consent Letter”).

D.           The Administrative Agent and the Lenders are willing to enter into this Amendment to (i) restate the amendments set forth in the Consent Letter in their entirety and (ii) make certain other amendments to the Credit Agreement requested by the Borrower, pursuant to the terms, and subject to the conditions, specified below.

NOW THEREFORE, in consideration of the promises and conditions set forth in this Amendment, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1.                                Defined Terms.  Terms defined in this Amendment which are capitalized but not defined shall have the meanings given to such terms in the Existing Credit Agreement.  This Amendment amends the Credit Agreement, as in effect on the date hereof.

SECTION 2.                                Amendments.  The Existing Credit Agreement is hereby amended as follows:

2.1                       New Definitions.  The following new definitions are inserted in the appropriate alphabetical order in Section 1.1 (Defined Terms):

Amendment No. 1:  Amendment No. 1 to this Agreement.

Permitted DePuy Acquisition:  an acquisition of a line of business of DePuy France, a societe par actions simplifiee formed pursuant to the laws of France by Precimed France SAS, a societe par actions simplifiee formed pursuant to the laws of France, at the time of or subsequent to the consummation of the Permitted Precimed Acquisition, subject to the following:  (i) the acquisition is consummated no later than March 31, 2008; (ii) the total consideration is no greater than $30,000,000, which consideration shall be financed through the repayment of the Specified Precimed Intercompany Debt; (iii) before and after giving effect to the acquisition, the Borrower is in pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants) of this Agreement; (iv) all Indebtedness of the target and its Subsidiaries will be repaid upon the consummation of the closing of the acquisition except Indebtedness permitted by Subsection 8.1.1 (Indebtedness); (v) no Default or Event of Default shall have then occurred and be continuing or shall be caused thereby; and (vii) the Borrower shall have delivered to the Administrative Agent such acquisition documents and such other information and documentation as the Administrative Agent shall reasonably request.

Permitted Precimed Acquisition:  an acquisition of all of the equity of Precimed, subject to the following:  (i) the acquisition shall be effected on substantially the terms set forth in the Share Purchase Agreement, dated November 21, 2007, among Precimed, the shareholders of Precimed whose names and addresses are set forth on the signature page to the Share Purchase Agreement, the Borrower and Parent; (ii) the acquisition is consummated no later than February 28, 2008; (iii) the total consideration is no greater than $123,000,000 Swiss Francs (approximately equal to $105,000,000 as of the date of Amendment No. 1), exclusive of any post closing contingent payments based on 2008 EBITDA (as defined in the Share Purchase Agreement) of Precimed and its Subsidiaries and any consideration for the Permitted DePuy Acquisition; (iv) before and after giving effect to the acquisition, the Borrower is in pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants) of this Agreement; (v) all Indebtedness of the target and its Subsidiaries will be repaid upon the consummation of the closing of the acquisition except Indebtedness permitted by Subsection 8.1.1 (Indebtedness); (vi) the acquired companies’ equity will, at the time of the acquisition, be free and clear of all Liens other than the Liens on 66% of the equity of Precimed and 100% of the equity of Precimed, Inc., a Pennsylvania corporation, and Precimed CMP, Inc., an Indiana corporation, in favor of the Administrative Agent, (vii) the acquired companies’ assets shall be free and clear of all Liens except (A) Liens on the assets of Precimed, Inc. and Precimed CMP, (B) Capital Leases permitted by Subsection 8.2.1(e) (Liens; and Licenses) and (C) mortgages permitted by Subsection 8.2.1(g) (Liens; and Licenses); (viii) no Default or Event of Default shall have then occurred and be continuing or shall be caused thereby and, among other things, the Borrower shall comply with Section 8.28 (Certain Obligations Respecting Subsidiaries) of this Agreement; and (ix) the Borrower shall have delivered to the Administrative Agent such lien searches, acquisition documents, organizational documents, certificates (if any) representing the pledged collateral, joinder documents, opinions (including an opinion of Swiss counsel), evidence that all material conditions specified in the Share Purchase Agreement are satisfied and necessary consents obtained and such other information and documentation as the Administrative Agent shall reasonably request; provided, however, for purposes of this Agreement, (A) Indebtedness of Precimed and its Subsidiaries that is paid off within five (5) Business Days after the consummation of the Permitted Precimed Acquisition shall be deemed to have been repaid at the consummation of the closing of such acquisition and (B) the opinion of Swiss counsel required to be delivered to the Administrative Agent shall be deemed to have been delivered if such opinion is delivered to the Administrative Agent within thirty (30) Business Days following the closing of such acquisition (or such longer period of time as the Administrative Agent may agree in its sole discretion).

Precimed:  P Medical Holding SA, a societe anonyme organized and existing under the laws of Switzerland.

Share Purchase Agreement:  the Share Purchase Agreement, dated November 21, 2007, among Precimed, the shareholders of Precimed whose names and addresses are set forth on the signature page thereto, the Borrower and Parent.

Specified Precimed Intercompany Debt:  debt owing to Precimed SA, a societe anonyme organized and existing under the laws of Switzerland, from Precimed, Inc. in an aggregate principal amount not exceeding $30,000,000.

2.2                       Deleted definition of Holdings. The following definition in Section 1.1 (Defined Terms) of the Existing Credit Agreement is deleted in its entirety and is of no further force and effect:  “Holdings”, and all references in the Existing Credit Agreement to Holdings shall be removed.

2.3                       Revised Definition of Change of Control.  The definition of “Change of Control” in Section 1.1 (Defined Terms) of the Existing Credit Agreement is amended by removing clause (c) in its entirety and replacing clause (b) with the following:

“(b)  Parent ceases to be the legal and beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 100% of the Capital Stock of the Borrower, free and clear of all Liens, except for Liens in favor of the Administrative Agent; or”

and the lettering of clauses (a) through (e) shall be re-lettered accordingly.

2.4                       Revised Definition of Permitted Acquisitions.  The definition of “Permitted Acquisitions” in Section 1.1 (Defined Terms) of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

“Permitted Acquisitions:  Acquisitions, for which the aggregate amount of consideration for all such acquisitions through the Maturity Date does not exceed $20,000,000, for which the aggregate amount of consideration for all such acquisitions in any fiscal year does not exceed $10,000,000 and for which the aggregate amount of consideration for any one such acquisition does not exceed $5,000,000 so long as (i) before and after giving effect to any such acquisition, the Borrower is in pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants) of this Agreement; (ii) the target is engaged primarily in businesses, which are the same as, or reasonably related to, those of the Borrower and its Subsidiaries; (iii) no Default or Event of Default shall have then occurred and be continuing or shall be caused thereby; (iv) after giving effect to the acquisition, the Borrower will have liquidity (defined as cash, Cash Equivalents and any Available Commitment) at least equal to $25,000,000; (e) if the acquisition involves the acquisition of another Person, such Person shall be a wholly-owned Subsidiary of the Borrower after giving effect to the acquisition and its equity and assets shall be pledged to the Administrative Agent for the benefit of the Secured Parties and if the acquisition involves the acquisition of assets, such assets shall be pledged to the Administrative Agent for the benefit of the Secured Parties and (f) if the acquisition is for an amount greater than $1,000,000, the Administrative Agent shall have received prior written notice, together with a copy of the acquisition agreement and such other information, documentation and opinions as the Administrative Agent may reasonably request.”

2.5                       Revised Definition of Permitted Perfection Limitations.  The definition of “Permitted Perfection Limitations” in Section 1.1 (Defined Terms) of the Existing Credit Agreement is amended by adding the following at the end of clause (b) before the word “or”:

“except for Liens on 66% of the equity of Precimed”

2.6                       Certain Asset Dispositions. Subsection 2.1.4(d) (Certain Asset Dispositions) of the Existing Credit Agreement is amended by adding the following at the end of the third sentence of such Subsection 2.1.4(d) (Certain Asset Dispositions):

“provided, however, that if the assets disposed of are held by the Borrower or a Subsidiary Guarantor, then the like assets shall also be held by the Borrower or a Subsidiary Guarantor.”

2.7                       Capitalization.  The first sentence of Section 5.1.2 (Capitalization) of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

“All of the issued and outstanding shares of Capital Stock of the Borrower are owned by Parent.”

2.8                        Lines of Business.  Section 5.5 (Lines of Business) of the Existing Credit Agreement is amended and restated in its entirety to read as follows”

“5.5           Lines of Business.  The Borrower and its Subsidiaries are engaged only in Permitted Businesses. Parent is not engaged in any business activities other than (i) owning 100% of the outstanding Capital Stock of Borrower and owning 1.0% of the outstanding Capital Stock of Greatbatch Mexico and (ii) engaging in activities directly related to the foregoing.

2.9                       Litigation; Compliance with Laws; OFAC Requirements.  Section 5.7 (Litigation; Compliance with Laws; OFAC Requirements) of the Existing Credit Agreement is amended by adding the following sentence at the end of clause (b) of such Section 5.7 (Litigation; Compliance with Laws; OFAC Requirements):

“Without limiting the generality of the foregoing, none of Parent, the Borrower or any Subsidiary thereof, has, directly or indirectly, made any payments to foreign government officials in violation of the Foreign Corrupt Practices Act of 1977 as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”).  The Borrower is reviewing and revising its compliance program and shall deliver to the Administrative Agent as soon as practicable but in any event prior to December 31, 2008, a copy of its revised written compliance program, which, among other things, shall provide for corporate governance guidelines to ensure compliance with the FCPA and other laws relating to foreign investment.”

2.10             Adequacy of Capital; Solvency.  The last two sentences of Section 5.21 (Adequacy of Capital; Solvency) of the Existing Credit Agreement are deleted in their entirety, and the following is substituted therefor:

“Parent has no assets or liabilities other than 100% of the outstanding Capital Stock of the Borrower and 1.0% of the outstanding Capital Stock of Greatbatch Mexico, and assets and liabilities directly related thereto.  Parent has no liabilities except for (a) usual and customary obligations related to its existence, (b) usual and customary obligations related to compliance with requirements for public companies and the ownership of the Capital Stock of the Borrower and Greatbatch Mexico and (c) the 2003 Debentures, the 2007 Debentures and any Permitted Debenture Refinancing.”

2.11             Delivery of Quarterly Financial Statements.  Subsection 6.1.1 (Delivery of Quarterly Financial Statements) of the Existing Credit Agreement is amended by adding the following at the end of such Subsection 6.1.1 (Delivery of Quarterly Financial Statements):

“Beginning with the quarter ending September 30, 2008, at the time of the delivery of the quarterly financial statements referred to above, the Borrower shall also deliver (as to all periods commencing on or after July 1, 2008), a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of each Foreign Subsidiary and the results of operations and financial condition of the U.S. Subsidiaries as a separate group, except that (1) the U.S. Subsidiaries shall include the Borrower and (2) the French and Swiss Subsidiaries may be shown as a combined group.”

2.12             Delivery of Annual Financial Statements; Accountants’ Certification.  Subsection 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification) of the Existing Credit Agreement is amended by deleting the phrase “and each other Foreign Subsidiary of the Borrower” in its entirety from clause (a), deleting the word “and” at the end of clause (b), removing the period at end of subclause (c) and inserting the word “and;” in its place and adding the following clause (d) at the end of such Subsection 6.1.2 (Delivery of Annual Financial Statements: Accountants’ Certification):

“(d)             Beginning with the fiscal year ending December 31, 2008, at the time of the delivery of the annual financial statements referred to above (as to all periods commencing on or after July 1, 2008), a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of each Foreign Subsidiary and the results of operations and financial condition of the U.S. Subsidiaries as a separate group, except that (1) the U.S. Subsidiaries shall include the Borrower and (2) the French and Swiss Subsidiaries may be shown as a combined group, as at the end of and for the fiscal year just closed.”

2.13             Indebtedness.  Subsection 8.1.1 (Indebtedness) of the Existing Credit Agreement is amended by adding the following subclauses (i), (j), (k) and (l) at the end of such Subsection 8.1.1 (Indebtedness):

“(i) Indebtedness permitted by clause (d) of Section 8.3 (Investments, Loans, Acquisition);

(j) the Specified Precimed Intercompany Debt;

(k) Indebtedness permitted by clause (e) of Section 8.3 (Investments, Loans, Acquisition); and

(l) unsecured Indebtedness of one or more Foreign Subsidiaries, the aggregate outstanding principal amount of which Indebtedness is not at any time (i) in excess of Ten Million Dollars ($10,000,000), or (B) subject to a Guaranty by, or otherwise recourse to, the Borrower or any Subsidiary Guarantor.”

2.14             Investments, Loans, Acquisitions, Etc.  Section 8.3 (Investments, Loans, Acquisitions, Etc.) of the Existing Credit Agreement is amended by (i) replacing existing clauses (c), (d) and (e) of such Section 8.3 (Investments, Loans, Acquisitions, Etc.) with the following:

“(c) Investments by the Borrower or any Subsidiary Guarantors in Subsidiary Guarantors; the creation by the Borrower or any Subsidiary Guarantor of new direct or indirect wholly-owned Subsidiaries that become Subsidiary Guarantors; loans or advances from any Subsidiary Guarantor to the Borrower;

(d) Investments by Foreign Subsidiaries in other Foreign Subsidiaries or the creation by a Foreign Subsidiary of additional Foreign Subsidiaries;

(e) Investments in an aggregate amount at any time outstanding not to exceed Twenty Five Million Dollars ($25,000,000) by the Borrower or any Subsidiary Guarantor in Foreign Subsidiaries;”

(ii) replacing clause (i) of such Section 8.3 (Investments, Loans, Acquisitions, Etc.) with the following:

“ (i) Other Investments in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) in any fiscal year;”

(iii) adding the following new clauses (k), (l) and (m) to such Section 8.3 (Investments, Loans, Acquisitions, Etc.):

“(k) the Permitted Precimed Acquisition;

(l) the Specified Precimed Intercompany Debt; and

(m) the Permitted DePuy Acquisition.”

and (iv) adding the following paragraph at the end of such Section 8.3 (Investments, Loans, Acquisitions, Etc.):

“Notwithstanding the foregoing, for purposes of clause (e) only, the “amount” of any loan, advance, extension of credit or investment made by any Person or Persons (collectively, the “Investor”) in any other Person or Persons (collectively, the “Recipient”) shall be:

(1)
with respect to any loan, advance or extension of credit made by any Investor to or in any Recipient, an amount equal to the principal amount of such loan, advance or extensions of credit made to the Recipient, directly or indirectly, by the Investor less the amount of any repayment or prepayment of such principal amount; and

(2)
with respect to any equity investment made by any Investor in any Recipient, the amount of any capital contribution made in the Recipient, directly or indirectly, by the Investor or the purchase price paid to the Recipient by any Investor in respect of any Capital Stock of the Recipient issued by the Recipient to the Investor less the amount of any dividend or stock repurchase received on account of any such equity investment.”

2.15             Transactions with Affiliates.  Section 8.6 (Transactions with Affiliates) of the Existing Credit Agreement is amended by adding the following new clause (e) at the end of the first of sentence of such Section 8.6 (Transactions with Affiliates):

“(e) transactions exclusively among the Foreign Subsidiaries.”

2.16             Certain Obligations Respecting Subsidiaries.  Section 8.28 (Certain Obligations Respecting Subsidiaries) of the Existing Credit Agreement is amended by adding the following sentence at the end of such Section 8.28 (Certain Obligations Respecting Subsidiaries):

“Notwithstanding the foregoing, until such time as the Capital Stock of Precimed, Inc. is transferred to the Borrower or a Subsidiary Guarantor, the Capital Stock of Precimed, Inc. shall not be required to be pledged pursuant to the Loan Documents so long as (a) Precimed, Inc., itself, is a Subsidiary Guarantor and pledges its assets pursuant to the Loan Documents and (b) the Borrower causes such Capital Stock to be transferred to the Borrower or a Subsidiary Guarantor as quickly as practicable after the Permitted Precimed Acquisition.”

SECTION 3.                                REPRESENTATIONS AND WARRANTIES.  In order to induce the Lenders and the Administrative Agent to agree to the amendments set forth in this Amendment, the Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Amendment:

(a)           As of the date hereof, no Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to the amendments contained herein.

(b)           Each of the representations and warranties of the Loan Parties set forth in the Existing Credit Agreement and other Loan Documents is true and correct in all material respects both before and after giving effect to the amendments contemplated hereby as though each such representation and warranty were made at and as of the date hereof.

(c)           No consent or approval of any third party, or any governmental agency or authority, is necessary in connection with the execution, delivery and/or performance of this Amendment or any other instrument, agreement or other document executed and/or delivered in connection herewith and/or the enforceability hereof or thereof.

(d)           Upon satisfaction of the conditions set forth in Section 4 (Conditions Precedent) below, the Existing Credit Agreement, as amended by this Amendment, and each other instrument, agreement or other document executed and/or delivered in connection herewith to which the Borrower is a party will constitute the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof.

(e) Attached hereto as Annex 1 is a chart showing the expected post-Precimed acquisition organizational structure of the Borrower and its Subsidiaries.

SECTION 4.                                  CONDITIONS PRECEDENT.

4.1                       The amendments to the Existing Credit Agreement set forth in Section 2 above shall become effective, as of the date first above written, upon satisfaction of the following except that any amendments previously agreed to by the Majority Lenders in the Consent Letter shall be effective as of the date of such Consent Letter:

(a)           the execution and delivery of this Amendment by the Borrower, the Administrative Agent and the Majority Lenders; and

(b)           receipt by the Administrative Agent of such other documents and information as the Administrative Agent shall reasonably request on or prior to the date that the condition in clause (a) above is satisfied.

SECTION 5.                                MISCELLANEOUS.

5.1                       Counterparts.  This Amendment may be executed in counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. A photocopied or facsimile signature shall be deemed to be the functional equivalent of a manually executed original for all purposes.

5.2                       Ratification.  Except as specifically modified hereby, all of the terms, covenants and conditions of the Existing Credit Agreement (subject to modifications agreed to by the Majority Lenders in the Consent Letter) and each of the other Loan Documents are ratified, reaffirmed and confirmed and shall continue in full force and effect as therein written.

5.3                       Payment of Expenses.  Without limiting other payment obligations of the Borrower set forth in the Loan Documents, the Borrower agrees to pay all reasonable, out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other documents or instruments which may be delivered in connection herewith, including, without limitation, the reasonable fees and expenses of its counsel, Drinker Biddle & Reath LLP, whether or not this Amendment shall become effective.

5.4                       Authorization to Administrative Agent.  Each Lender hereby authorizes the Administrative Agent to take such action as shall be consistent with the purposes hereof and as it shall deem necessary or appropriate to carry out the purposes of this Amendment.

5.5                       Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Law of the State of New York (excluding the Laws applicable to conflicts or choice of law).

5.6                       Binding Effect.  This Amendment shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Lenders and their respective successors and assigns; provided, however, that Borrower may not assign this Amendment, the Existing Credit Agreement or any of the other Loan Documents or any of its rights hereunder or thereunder, and any such prohibited assignment shall be null and void.

5.7                       Severability.  If any provision of this Amendment or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provision to any other Person or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law

5.8                       References.  From and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and all references to the Credit Agreement in any and all Loan Documents, other agreements, instruments, documents, certificates and writings of every kind and nature, shall be deemed to mean the Existing Credit Agreement as modified and amended by this Amendment and as the same may be further amended, modified or supplemented in accordance with the terms thereof.

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to Credit Agreement to be duly executed by their respective, duly authorized officers as of the date first above written.

BORROWER:

GREATBATCH LTD.

By:
	Name:	Thomas J. Mazza
	Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as the Administrative Agent, the Issuing Bank, the Swing Lender and a Lender

By:
	Name:	Michael J. Prendergast
	Title:	Vice President

LENDERS:	BANK OF AMERCIA, N.A.

By:
Name:
Title:

NATIONAL CITY BANK

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

CITIZENS BANK, N.A.

By:
Name:
Title:

FIRST NIAGARA BANK

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCATION

By:
Name:
Title: